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FORM 5
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/ / Check box if no               U.S. SECURITIES AND EXCHANGE COMMISSION
    longer subject to                       WASHINGTON, DC 20549
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b)                         Exchange Act of 1934,
/ / Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
/ / Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported

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1. Name and Address of Reporting Person        2. Issuer Name and Ticker or Trading Symbol     7. Individual or Joint/Group Filing
                                                                                                  (Check applicable line)
                                                                                                   X   Form filed by One Reporting
                                                                                                  ---- Person
                                             CIB Marine Bancshares, Inc. (not listed)                  Form Filed by More Than One
  Rechkemmer      Michael             L.     (formerly known as Central Illinois Bancorp, Inc.)   ---- Reporting Person
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  (Last)          (First)          (Middle)    3. IRS Identification      4. Statement for
                                                  Number of Reporting        Month/Year
                                                  Person , if an Entity
                                                  (Voluntary)
  W342 S4630 Highway GG                                                    December, 1999
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                 (Street)                                                 5. If Amendment,
  Dousman          WI                 53118                                  Date of Original
-------------------------------------------                                  (Month/Year)
  (City)         (State)              (Zip)
                                                                          6. Relationship of Reporting Person to
                                                                             Issuer (Check all applicable)
                                                                                 Director         10% Owner
                                                                             ----              ---
                                                                              X  Officer (give    Other (Specify
                                                                             ----        title ---       below)
                                                                                         below)

                                                                                    Executive Vice President
                                                                                    ------------------------


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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Issuer's     Direct         Benefi-
                                  (Month/                                                Fiscal Year         (D) or         cial
                                   Day/                 ----------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                   Year)                Amount    (A) or      Price                          (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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Common Stock                                                                             50                  D
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Common Stock                                                                             22.0 (1)            I              By ESOP
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FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                               --------------- Exer-   tion       Title   Number of
                                                                (A)     (D)    cisable Date               Shares
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Employee Stock Option       $1,274.91                                          (2)     1/1/05     Common     75
(right to buy) (2)                                                                                Stock
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Employee Stock Option       $1,630.51                                          (3)    4/25/06     Common     58
(right to buy) (3)                                                                                Stock
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Employee Stock Option       $1,960.56                                          (4)    2/25/08     Common     38
(right to buy) (4)                                                                                Stock
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Employee Stock Option       $2,434.48     7/29/99    A          47             (5)    7/29/09     Common     47
(right to buy) (5)                                                                                Stock
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 9. Number of           10. Ownership               11. Nature of
    Derivative              of Derivative               Indirect
    Securities              Security:                   Beneficial
    Beneficially            Direct (D)                  Ownership
    Owned at End            or Indirect (I)             (Instr. 4)
    of Year                 (Instr. 4)
    (Instr. 4)

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    75                      D
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    58                      D
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    38                      D
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    47                      D
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Explanation of Responses:

(1) Represents shares allocated to the reporting person, at 12/31/99, pursuant to the issuer's ESOP.
(2) The employee stock option vests in five equal annual installments which began on January 1, 1996.
(3) The employee stock option vests in five equal annual installments which began on April 25, 1997.
(4) The employee stock option vests in five equal annual installments which began on February 25, 1999.
(5) The employee stock option vests in five equal annual installments beginning on July 29, 2000.

                                                         /s/ Michael L. Rechkemmer         January 31, 2000
                                                        ---------------------------------  ----------------
                                                        Signature of Reporting Person




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